Exhibit 10.1

March 27, 2017

Hand Deliver

Mr. Michael Jamieson

c/o MAM Software Group, Inc.

Maple Park

Maple Court

Tankersley

Barnsley

UK S75 3DP

Re:     Terms of Employment

Dear Michael:

Reference is made to that certain Employment Agreement, dated as of July 1, 2010, as amended effective July 1, 2012, between MAM Software Group, Inc. (the “Company”) and Michael Jamieson (the “Executive”) (the “Agreement”). (Together, the Company and the Executive may be referred to as the “Parties,” or in the singular, each a “Party.”) This letter agreement (the “Letter Agreement”) is being used to amend certain provisions of the Agreement and to supplement certain terms of the Agreement as provided herein. All other terms of the Agreement not amended by this Letter Agreement remain in full force and effect. All capitalized terms in this Letter Agreement that are used herein and not expressly defined herein have the definitions specified in the Agreement.

The purpose this Letter Agreement is to memorial the terms under which the Executive will temporarily relocate himself and his family to the United States.

The Parties hereby agree to the following amendments to the Agreement, which will remain in full force and effect, unless modified herein:

1.	Section 2.2 of the Agreement is hereby amended as follows:

Term. The Executive’s employment shall be for an initial term of three (3) years (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the third year anniversary of the Effective Date (“Automatic Extension”), and on each anniversary date thereof, for additional one (1) year periods unless, with respect to any such Automatic Extension, Executive’s employment is terminated by either party. Effective upon the Executive’s relocation to the United States, the term of this Agreement shall be a fixed three-year term (the “Relocation Term”).

The amendment to the Agreement made by this Section 1 of the Letter Agreement will become effective on April 1, 2017.

Mr. Michael Jamieson

March 27, 2017

2.	Section 2.8 is hereby amended as follows:

Reporting Location. For purposes of this Agreement, during the Relocation Term, the Executive’s reporting location shall be Blue Bell, Pennsylvania, which shall include the metropolitan or suburban area within a 50-mile radius from the Company’s current office; provided, however, that it is understood and agreed that Executive’s responsibilities may include frequent travel to the United Kingdom.

The amendment to the Agreement made by this Paragraph 2 of the Letter Agreement will become effective on the date that coincides with the Executive’s move to the United States, and shall not be retroactive.

3.	Section 3.1 of the Agreement is hereby amended as follows:

Base Salary. During the Relocation Term, the Executive shall receive an initial annual base salary of TWO HUNDRED NINETY THOUSAND DOLLARS (US$290,000), which on the effective date of this Letter Agreement is approximately equivalent to TWO HUNDRED, THIRTY-SEVEN THOUSAND, TWO HUNDRED SEVENTY-SEVEN British Pounds Sterling (£237,277.05), payable monthly in arrears (the “Base Salary”) and subject to all applicable withholding requirements. The Base Salary shall be reviewed by the Board annually for adequacy.

The amendment to the Agreement made by this Paragraph 3 of the Letter Agreement will become effective on the date that coincides with the Executive’s move to the United States, and shall not be retroactive.

4.	Section 3.5 of the Agreement is not impacted by this Letter Agreement.

5.	Section 3.6(a) of the Agreement is hereby amended as follows:

Housing and Temporary Lodging. The Company will pay the costs, for the Executive and his family, of house-hunting trips and the cost of transporting the Executive, his spouse, furniture, household effects, and vehicles, to the area in which the Company will be headquartered. In addition, the Company will pay the cost of the Executive’s travel, temporary living expenses, including housing, whether hotel or apartment, and meals, during the period prior to the Executive’s move to the city in which the Company will be headquartered. The Company and the Executive agree that Schedule 5 to this Letter Agreement contains the specific reimbursements associated with the Executive’s relocation during the Relocation Term, which schedule may be amended or altered in writing by the Parties from time to time.

6.	Section 7.16(b) of the Agreement is hereby amended as follows:

if to the Company:

MAM Software Group, Inc.

Two Valley Square

512 E. Township Line Road, Suite 220

Blue Bell, PA 19422

Attn: Chairman, Compensation Committee

Mr. Michael Jamieson

March 27, 2017

This Agreement shall not be modified or amended except in writing signed by the Executive and the Company. This Letter Agreement shall be binding upon and inure to the benefit of both the Executive and the Company and their respective assigns, successors, and legal representatives. This Letter Agreement, together with the Agreement, as amended, constitutes the entire agreement of the Executive and the Company, and supersedes any prior agreements, with respect to the subject matter hereof, but excluding the Agreement, as amended. If any provision of this Letter Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Letter Agreement and the Agreement shall remain in full force and effect. This Letter Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In acknowledgment that the foregoing correctly sets forth the understanding reached by the Executive and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding agreement as of the date indicated above.

MAM SOFTWARE GROUP, INC.

By:	/s/ Dwight Mamanteo

Its:	Chairman, Compensation Committee

EXECUTIVE

/s/ Michael Jamieson

Mr. Michael Jamieson

March 27, 2017

Schedule 5

Specific Relocation Expenses

A.	The Company will provide for a qualified accountant to prepare the Executive’s US and UK tax returns and related documentation during the Relocation Term.

B.

The Company will retain for the benefit of the Executive and his family an immigration attorney to prepare the necessary documentation for the Executive’s temporary relocation, including visa and Green Card applications.

C.	Specific reimbursable expenses covered under Section 3.6(a) of the Agreement include:

-	Moving and storage expenses to and from the US.

●	Moving: Maximum of US$10,000 to cover the move to and from the United Kingdom.

●	Storage: Maximum of US$1,000 per month for the duration of the Executive’s relocation in the US.

●	Housing: The Company will reimburse the Executive up to US$7,500 per month.

D.	Specific reimbursable expenses covered under Section 3.6(b) of the Agreement include:

-	Four (4) trips back to the UK for the Executive and the Executive’s family each year. The Executive agrees to use his best efforts to book such trips in the most cost-effective manner possible.

Reimbursable Expenses Acknowledged and Agreed to as of March 27, 2017:

MAM SOFTWARE GROUP, INC.

By:	/s/ Dwight Mamanteo

Its:	Chairman, Compensation Committee

EXECUTIVE

/s/ Michael Jamieson